UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 31, 2010

Frontier Communications Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)

_________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2010, Frontier Communications Corporation (the “Company”) entered into an amended and restated employment agreement (the “Amended Employment Agreement”) with Mary Agnes Wilderotter, the Company’s Chairman, President and Chief Executive Officer, which amends certain terms contained in the employment agreement originally dated November 1, 2004, as amended and restated December 29, 2008, between the Company and Mrs. Wilderotter (the “Initial Employment Agreement”).  The Amended Employment Agreement reflects the mutual desire of Mrs. Wilderotter and the Compensation Committee of the Board of Directors of the Company to address current best practices and concerns raised by stockholders as they relate to executive compensation and good governance.  The Amended Employment Agreement is also intended to reinforce the Company’s pay for performance culture.

Accordingly, the Amended Employment Agreement:  (i) provides for a new three year term commencing March 31, 2010; (ii) eliminates Mrs. Wilderotter’s prior entitlement to guaranteed minimum annual equity awards; (iii) eliminates Mrs. Wilderotter’s prior entitlement to severance payments in the event the Company does not renew her employment agreement; (iv) eliminates the provision for additional payments to make Mrs. Wilderotter whole for any excise taxes under Section 280G of the Internal Revenue Code (Mrs. Wilderotter is responsible to pay any required excise taxes); and (v) provides that Mrs. Wilderotter will serve as Chairman of the Board during the term of the Amended Employment Agreement but will not have good reason to terminate her employment in the event that she ceases to serve as such due to legislative or regulatory requirements, or as a result of mutual agreement between Mrs. Wilderotter and the Company.  The Amended Employment Agreement also provides for an increase in annual base salary to $1,000,000 and an increase in target annual bonus opportunity to 135% of base salary, in each case upon consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of May 13, 2009, as amended, by and among Verizon Communications Inc., New Communications Holdings Inc. and the Company.  Other than the changes described above, the Amended Employee Agreement is similar to the Initial Employment Agreement in all material respects.

The foregoing description of the Amended Employment Agreement is qualified in its entirety by the Amended Employment Agreement itself, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01                 Other Events

The Company had previously announced that Verizon Northwest Inc. has received all local franchise approvals from authorities in Washington state and Oregon that are required to transfer control of local cable TV franchises from Verizon Communications to the Company.   Under the approvals, the Company was required to meet certain conditions for the approvals to be effective, including in many of the Oregon approvals, obtaining a substantial portion of Verizon’s existing content rights from third-party content providers.  On March 31, 2010, the Company delivered certifications to the relevant franchise authorities in Oregon that such content rights had been obtained.

Additional Information and Where to Find It

This filing is not a substitute for the definitive prospectus/proxy statement included in the Registration Statement on Form S-4 that the Company filed, and the SEC has declared effective, in connection with the proposed transactions described in the definitive prospectus/proxy statement. INVESTORS ARE URGED TO READ THE DEFINITIVE PROSPECTUS/PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS. The definitive prospectus/proxy statement and other documents filed or to be filed by the Company with the SEC are or will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to the Company, 3 High Ridge Park, Stamford, CT 06905-1390, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company’s stockholders approved the proposed transactions on October 27, 2009, and no other vote of the stockholders of the Company or Verizon is required in connection with the proposed transactions.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1	Amended and Restated Employment dated as of March 31, 2010, between the Company and Mary Agnes Wilderotter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: April 1, 2010	By:/s/ Robert J. Larson
Robert J. Larson
Senior Vice President and
Chief Accounting Officer